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                     AMENDMENT NO. 1 TO CARR-GOTTSTEIN FOODS CO.
                                1991 STOCK OPTION PLAN

     WHEREAS, Carr-Gottstein Foods Co. (the "Company") has adopted that certain Carr-Gottstein Foods Co. 1991 Stock Option Plan (the "Plan"); and

     WHEREAS, the Company desires to amend the Plan to remove the prohibition on the acceleration of exercisability of stock options granted under the Plan within the six month period following the date of grant of such stock options.

     NOW, THEREFORE, the Company hereby amends the Plan as follows:

     Section 2. AMENDMENT OF SECTION 3.4 OF THE PLAN. Section 3.4 of the Plan shall be amended and restated in its entirety to read as follows:

     "3.4 EXERCISE OF OPTIONS.

          Except as otherwise provided in Section 4.4., an Option may become exercisable, in whole or in part, on the date or dates specified in the Award Agreement and thereafter shall remain exercisable until the expiration or earlier termination of the Participant's Option. The Committee may, at any time after grant of the Option and from time to time, increase the number of shares purchasable at any time so long as the total number of shares subject to the Option is not increased. No Option shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded. Not less than 100 shares of Common Stock or such other amount as is set forth in the Award Agreement, may be purchased at one time unless the number purchased is the total number at the time available for purchase under the terms of the Option."

     Section 3. EFFECTIVENESS. The Plan shall remain in full force and effect, as modified by this Amendment No. 1 to Carr-Gottstein Foods Co. 1991 Stock Option Plan (the "Amendment").

     Section 4. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Alaska without regard to conflicts of laws provisions thereof.